                                               CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered      Maximum Aggregate Offering Price       Amount of Registration Fee(1)
------------------------------------------ ----------------------------------------- ---------------------------------
Senior Floating Rate Notes                              $2,250,000,000                           $240,750

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $240,750 fee with respect to the $2,250,000,000 Senior Floating Rate Notes sold pursuant to this registration statement is offset against those filing fees and $2,407,284.35 remains available for future registration fees. No additional fee has been paid with respect to this offering.


PROSPECTUS Dated January 25, 2006                   Pricing Supplement No. 14 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-131266
Dated January 25, 2006                                    Dated February 6, 2006
                                                                  Rule 424(b)(2)
                         Morgan Stanley [LOGO OMITTED]

                      GLOBAL MEDIUM-TERM NOTES, SERIES F
                          Senior Floating Rate Notes

                                --------------
         We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities -- Floating Rate Debt Securities," in each case subject to and as modified by the provisions described below.

Principal Amount:          $2,250,000,000                       Initial Interest  Reset
                                                                   Date:                   May 9, 2006
Maturity Date:             February 9, 2009
                                                                Interest Reset Dates:      Each interest payment date
Settlement Date
   (Original Issue Date):  February 9, 2006                     Interest Reset Period:     Quarterly

Interest Accrual Date:     February 9, 2006                     Designated LIBOR Page:     Telerate Page 3750

Issue Price:               100.00%                              Book-Entry Note or
                                                                   Certificated Note:      Book-entry note
Interest Payment Dates:    Each February 9, May 9,
                           August 9 and November 9,             Senior Note or
                           beginning May 9, 2006                   Subordinated Note:      Senior note

Interest Payment Period:   Quarterly                            Calculation Agent:         JPMorgan Chase Bank, N.A.
                                                                                           (formerly known as JPMorgan
Base Rate:                 LIBOR Telerate                                                  Chase Bank)

Index Maturity:            Three months                         Minimum Denomination:      $100,000 and integral
                                                                                           multiples of $1,000 in
Index Currency:            U.S. dollars                                                    excess thereof

Spread                                                          Specified Currency:        U.S. dollars
   (Plus or Minus):        Plus 0.11%
                                                                Business Day:              New York
Initial Interest Rate:     LIBOR Telerate plus 0.11%;
                           to be determined on the              CUSIP:                     617446ZA0
                           second London banking day
                           prior to the Original Issue          ISIN:                      US617446ZA02
                           Date
                                                                Other Provisions:          See below

   Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

                                                   MORGAN STANLEY

ABN AMRO Incorporated                         Credit Lyonnais Securities                    HVB Capital Markets, Inc.
RBC Capital Markets                              Santander Investment                                  Scotia Capital
SunTrust Robinson Humphrey                        Wachovia Securities                          Wells Fargo Securities

Delivery and Clearance

         These notes are offered on a global basis. We will deposit the notes with The Depository Trust Company in New York or its custodian. You may hold an interest in the notes through The Depository Trust Company, Euroclear or Clearstream, Luxembourg, directly as a participant of any such system or indirectly through organizations which are participants in such systems. See "Series F Notes and Series F Units Offered on a Global Basis" in the accompanying prospectus supplement.

Supplemental Information Concerning Plan of Distribution

         On February 6, 2006, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.80%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100.00% less a combined management and underwriting commission of 0.20% of the principal amount of the Senior Floating Rate Notes.

                                                    Principal Amount of Senior
                       Name                             Floating Rate Notes
                       ----                        -----------------------------
Morgan Stanley & Co. Incorporated .................       $2,047,500,000
ABN AMRO Incorporated .............................           22,500,000
Credit Lyonnais Securities (USA) Inc. .............           22,500,000
Bayerische Hypo-Und Vereinsbank AG ................           22,500,000
RBC Dominion Securities Corp. .....................           22,500,000
Santander Investment Securities Inc. ..............           22,500,000
Scotia Capital (USA) Inc. .........................           22,500,000
SunTrust Capital Markets, Inc .....................           22,500,000
Wachovia Capital Markets, LLC .....................           22,500,000
Wells Fargo Securities, LLC .......................           22,500,000
                                                          ----------------------
      Total........................................       $2,250,000,000
                                                          ======================